CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 2-38910 of Lord Abbett Bond-Debenture Fund, Inc. on Form N-1A of our reports dated February 25, 2000, appearing in the annual reports to shareholders of Lord Abbett Bond-Debenture Fund, Inc. and Lord Abbett Mid-Cap Value Fund, Inc. for the year ended December 31, 1999 and our report dated March 21, 2000, appearing in the annual report to shareholders of Lord Abbett Developing Growth Fund, Inc. for the year ended January 31, 2000 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Investment Advisory and Other Services" and "Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.

/s/Deloitte & Touche LLP
New York, New York
April 24, 2000